Exhibit 10.15

December 2, 2014

Tim Lutz

3272 Cherryridge Drive

North Bend, OH 45052

Dear Tim:

It is a pleasure to extend our offer of employment as Chief Accounting Officer with Multi-Color Corporation. We believe your background, education, and experience has prepared you well to become an excellent addition to our team.

The following outlines the details of your employment offer:

1.	Salary: Base pay of $9,423.08 bi-weekly, which when annualized is equivalent to $245,000.00 per year.

2.	Incentive Compensation: You will be eligible to participate in the annual Management Incentive Compensation Program, subject to the terms and conditions as specified by the plan. The incentive compensation program is based on meeting certain financial targets as established by the company on an annual basis. Your bonus target, as a percent of salary, will be of 30.0%, with a bonus range between 15.0% and 45.0% of salary. If financial targets are met between the minimum, target and maximum brackets, the payout is calculated on a prorated basis between the two brackets that apply.

3.	Start Date: Your starting date will be negotiated upon your acceptance of this offer.

4.	Benefits: You will be eligible for the following benefits, as described in the enclosed brochure:

•	Multi-Color Corporation 401(k) Plan: Participation begins on the first day of the month following 30 days of employment. The Multi-Color 401(K) Plan includes a Company match of 50% of the first 6% of your contribution.

•	Healthcare: Participation in the medical, dental, and vision programs on the first day of the month 30 days of employment.

•	Life and Disability Insurances: Participation in the short term and long term disability programs following 30 days of employment.

Initials:	/s/ TL

4053 Clough Woods Drive | Batavia, OH 45103| 513-381-1480

Tim Lutz

December 2, 2014

5.	Car Allowance: Multi-Color will provide a car allowance in accordance with the Executive Automobile Allowance Plan in the amount of $230.77 per pay period, which when annualized is $6,000.00 per year, less applicable legally required deductions.

6.	Cobra: If necessary, we will reimburse you for the cost of COBRA benefits, up to a maximum of $1,500.00. COBRA benefits will allow you to continue your current group health plan until you are eligible to participate in the Multi-Color Corporation group health insurance plan.

7.	Stock Options: At the discretion of the Compensation Committee of the Board of Directors, during the annual award period, you may be eligible to receive option grants based on your performance and available options.

8.	Vacation: Effective with Fiscal Year 2016 (April 1, 2015 – March 31, 2016) you will be eligible for 120 hours (three weeks’) vacation. Vacation hour progression will then follow the Multi-Color Corporation Vacation Policy.

This letter provides an overview of certain Multi-Color Corporation benefits. Your salary and benefits package is subject to change during your employment. A Human Resources representative will discuss your benefits in detail and provide an orientation to Multi-Color Corporation.

Your employment will be contingent upon acceptance of this offer, as well as:

•	successful completion of a physical, drug screening and background check to be scheduled as soon as possible after acceptance of this offer;

•	the execution of a Confidentiality/Non-compete/Non-solicitation Agreement. Your initial employment and continued employment is contingent on executing and adhering to the terms of the Agreement. A copy is enclosed for your review; and,

•	presentation of documents that supports your eligibility to be employed in the United States for I-9 purposes.

Please indicate your acceptance of this offer by signing in the space below and returning to Lesha Spahr, VP Global Human Resources, by Thursday, December 4, 2014. Upon acceptance of this offer, you will also need to complete the enclosed Employment Application and Consent and Disclosure Statement. These two documents should be returned to human resources as well.

Initials:	/s/ TL

4053 Clough Woods Drive | Batavia, OH 45103| 513-381-1480

Tim Lutz

December 2, 2014

Tim, I am confident you will make an outstanding addition to our team. I hope you find this offer acceptable and I look forward to you joining the Multi-Color team. Please let me know if you have any questions.

Sincerely,

/s/ Sharon Birkett

Sharon Birkett
Vice President, Chief Financial Officer

Enclosures

Initials:	/s/ TL

4053 Clough Woods Drive | Batavia, OH 45103| 513-381-1480

Tim Lutz

December 2, 2014

I agree with the terms of employment and accept the position as offered. In accepting employment with Multi-Color Corporation, you acknowledge that employment will be at-will. Either party may terminate the employment relationship at-will, with or without notice, for any reason.

Acceptance:	/s/ Tim P. Lutz

Signature

12/3/14

Date

4053 Clough Woods Drive | Batavia, OH 45103| 513-381-1480